EXHIBIT 99


             Celgene Receives FDA Approvable Letter for Thalidomide
                First-Line Treatment for Complications of Leprosy

WARREN, N.J. Sept. 22, 1997--Celgene Corporation (NASDAQ: CELG) today announced it has received an "approvable letter" from the U.S. Food and Drug Administration (FDA) for thalidomide in the treatment of the cutaneous manifestations of erythema nodosum leprosum (ENL), a severe and debilitating condition associated with leprosy.

"This represents a significant milestone in the development of Celgene as an integrated pharmaceutical research, development and marketing company," said John W. Jackson, chairman and CEO of Celgene.

The approvable letter was sent to Celgene only 17 days after the company presented its New Drug Application (NDA) for thalidomide to the Dermatologic and Ophthalmic Drug Advisory Committee, an FDA appointed panel of medical experts. When asked whether the benefits of thalidomide outweigh the risks in the treatment of systemic ENL syndrome, the committee voted eight-to-one in the affirmative, with one abstention. Advisory panels provide the FDA with advice and recommendations on questions posed by the FDA, including whether a product should be cleared for use in the U.S. Following the recommendations of the advisory committee, the FDA and Celgene have begun discussions aimed at identifying possible means for limiting or restricting distribution of the drug in line with the agency's Accelerated Approval regulations (21 CFR 314 Subpart
H). Celgene has proposed a unique and comprehensive patient/physician education program and distribution system designed to support safe and appropriate use of the drug.

ENL is a severe and painful complication of leprosy. Thalidomide has been used to treat ENL patients in the U.S. for more than twenty years through a U.S. Public Health Service compassionate use program. The drug was designated as the treatment of choice for ENL by the World Health Organization in 1994.

Introduced in Europe in the 1950s, thalidomide was first prescribed as a sedative. It was withdrawn in 1962 when it was found to cause birth defects. The product was never approved for prescription use in the United States.

Celgene Corporation uses proprietary expertise in small molecule chemistry to develop novel therapeutic agents and fine chemicals for the pharmaceutical, agrochemical, and allied industries.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include actions by the FDA and other regulatory authorities.

  CONTACT: Robert Butler             Maria Favorito    Brian Gill
           Celgene Corporation       Makovsky & Co.    Financial Relations Board
           (732) 271-1001            (212) 508-9600    (212) 661-8030